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          FOR IMMEDIATE RELEASE:                  CONTACT:

          VALHI, INC.                             Steven L. Watson,
                                                  Vice President
          Three Lincoln Centre                    (972) 450-4216
          5430 LBJ Freeway                        (972) 450-4278 (fax)
          Dallas, Texas 75240-2697

                     VALHI ANNOUNCES TRANSFER OF SUGAR BUSINESS

                    Dallas, Texas . . . January 3, 1997 . . . Valhi, Inc. (NYSE: VHI) announced today the completion of the transfer of control to Snake River Sugar Company, an Oregon cooperative, of the refined sugar business previously conducted by The Amalgamated Sugar Company, an indirect wholly owned subsidiary of Valhi.

                    Pursuant to  the transaction,  Amalgamated received  an
          interest in The Amalgamated Sugar Company LLC, a limited liability company controlled by Snake River, with an agreed value of $250 million, in return for the transfer of substantially all of Amalgamated's net assets, on a tax deferred basis. Snake River made certain loans to Valhi aggregating $250 million, which are collateralized with Amalgamated's interest in the LLC and are due in 30 years. Snake River's source of funds for these loans included capital contributions by the grower members of Snake River and $192 million in debt financing provided by Valhi, a portion of which Snake River expects to repay or refinance with third party lenders in 1997. Valhi received approximately $82 million net cash, including fourth quarter dividends from Amalgamated of $21 million.

                    Depending upon future performance, Amalgamated is entitled to receive certain distributions from the LLC, which are expected to exceed Valhi's interest payments on the $250 million of loans from Snake River.

                    Valhi is engaged in the chemicals, fast food, component products, waste management and other industries.

                    The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the risks inherent in agricultural operations (including the choice of crops to be grown by producers of agricultural products), future global supply, demand and pricing for refined sugar, continuation of the United States government's price support program for sugar refined from sugarbeets, the ability of Snake River's management to effect an efficient transition of Amalgamated's operations to the LLC, environmental matters, general economic conditions, and other risks and uncertainties affecting the business of Amalgamated detailed from time to time in Valhi's filings with the Securities and Exchange Commission.